EXHIBIT 10.2

SUBSIDIARY GUARANTEE AGREEMENT

SUBSIDIARY GUARANTEE (as amended, modified, restated and/or supplemented from time to time, this “Guarantee”), dated as of October 8, 2013, made by and among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 23 hereof, collectively, the “Guarantors”) in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Guaranteed Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, (i) Reynolds American Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent have entered into a Credit Agreement, dated as of October 8, 2013 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (the Lenders, each Issuing Bank, each Swingline Lender, the Administrative Agent and their subsequent permitted assigns are herein called the “Lender Creditors”) and (ii) the Borrower and the Designated Swap Banks may enter into Designated Swap Agreements on the terms and conditions set forth therein (the Lender Creditors and Designated Swap Banks being collectively referred to herein as the “Guaranteed Creditors”);

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, the Credit Agreement requires that this Guarantee be executed and delivered; and

WHEREAS, each Guarantor will obtain benefits from (i) the incurrence of Loans by the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement and (ii) the entering into by the Borrower and the Designated Swap Banks of Designated Swap Agreements and, accordingly, desires to execute this Guarantee in order to induce the Lenders to make Loans to the Borrower and issue, and/or participate in, Letters of Credit for the account of the Borrower and the Designated Swap Banks to enter into the Designated Swap Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Guaranteed Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Guaranteed Creditors as follows:

1. GUARANTEE.

(a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Guaranteed Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (i) the principal of and interest on all Loans incurred by the Borrower and all reimbursement obligations for LC Disbursements with respect to Letters of Credit issued for the account of the Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities and indebtedness (including, without limitation, indemnities and fees (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)) owing by the Borrower to any Guaranteed Creditor, whether now existing or hereafter incurred under, arising out of or in connection with, the Credit Agreement, (ii) all Designated Swap Obligations owing by the Borrower to any Guaranteed Creditor, whether now existing or hereafter incurred under, arising out of or in connection with, any Designated Swap Agreement (including, without limitation, any such obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Designated Swap Agreement, whether or not such interest is an allowed claim in any such proceeding), and (iii) the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in the Credit Agreement and each Designated Swap Agreement (all such principal, interest, liabilities, indebtedness and obligations under this clause (a) being herein collectively called the “Guaranteed Obligations”); provided that, any Guaranteed Obligations shall exclude any Excluded Swap Obligations.

Each Guarantor understands, agrees and confirms that the Guaranteed Creditors may enforce this Guarantee up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor or the Borrower or under any other guarantee covering all or a portion of the Guaranteed Obligations. This Guarantee is a guarantee of prompt payment and performance and not of collection.

(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in clauses (h), (i) and (j) of Article VII of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand.

2. LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any other guarantee of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower or any other party, (b) any other continuing or other guarantee, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guarantee or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guarantee, (f) any payment made to any Guaranteed Creditor on the indebtedness which any Guaranteed Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Guaranteed Creditors as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations.

3. OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

4. WAIVERS BY GUARANTORS.

(a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guarantee and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Guaranteed Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor or the Borrower) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Guaranteed Creditor upon this Guarantee, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guarantee.

(b) Each Guarantor waives any right to require the Guaranteed Creditors to: (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (ii) pursue any other remedy in the Guaranteed Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, exercise any right or remedy the Guaranteed Creditors may have against the Borrower or any other party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Borrower, any other guarantor of the Guaranteed Obligations or any other party.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guarantee is in effect. Each Guarantor acknowledges and agrees that (i) the Guaranteed Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower or any other Guarantor that might become known to any Guaranteed Creditor at any time, whether or not such Guaranteed Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (ii) the Guaranteed Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(d) Each Guarantor hereby acknowledges and agrees that no Guaranteed Creditor nor any other Person shall be under any obligation to pursue any remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5. RIGHTS OF GUARANTEED CREDITORS. Subject to Section 4, any Guaranteed Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), or any liability incurred directly or indirectly in respect thereof, and this Guarantee shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) exercise or refrain from exercising any rights against the Borrower, any other Loan Party, any other guarantor of the Borrower or others or otherwise act or refrain from acting;

(c) release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower or other obligors;

(d) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to the respective creditors of the Borrower other than the Guaranteed Creditors;

(e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liabilities of the Borrower remain unpaid;

(f) consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements;

(g) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guarantee; and/or

(h) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guarantee (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Loan Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any guarantee therefor shall affect, impair or be a defense to this Guarantee, and this Guarantee shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

6. CONTINUING GUARANTEE. This Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Guaranteed Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Guaranteed Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations incurred in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS. Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrower to the Guaranteed Creditors; and such indebtedness of the Borrower to any Guarantor, if the Administrative Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Guaranteed Creditors and be paid over to the Guaranteed Creditors on account of the indebtedness of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guarantee. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Guaranteed Creditors and shall forthwith be paid to the Guaranteed Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents or, if the Loan Documents do not provide for the application of such amount, to be held by the Guaranteed Creditors as collateral security for any Guaranteed Obligations thereafter existing.

8. GUARANTEE ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary contained elsewhere in this Guarantee, the Guaranteed Creditors agree (by their acceptance of the benefits of this Guarantee) that this Guarantee may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no other Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guarantee, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Guaranteed Creditors upon the terms of this Guarantee. The Guaranteed Creditors further agree that this Guarantee may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 8 is among and solely for the benefit of the Guaranteed Creditors and that, if the Required Lenders so agree (without requiring the consent of any Guarantor), this Guarantee may be directly enforced by any Guaranteed Creditor.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Loans to, and issue Letters of Credit for the account of, the Borrower pursuant to the Credit Agreement, each Guarantor represents, warrants and covenants that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required;

(b) such Guarantor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Guarantee and each other Loan Document to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, and, if required, stockholder action, to authorize the execution, delivery and performance by it of this Guarantee and each such other Loan Document;

(c) such Guarantor has duly executed and delivered this Guarantee and each other Loan Document to which it is a party, and this Guarantee and each such other Loan Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d) neither the execution, delivery or performance by such Guarantor of this Guarantee or any other Loan Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) violate the charter, by-laws or other organizational documents of such Guarantor, (iii) violate any material applicable law or regulation or order of any Governmental Authority in any material respect, (iv) violate or result in a default under any material agreement or instrument binding upon such Guarantor or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by such Guarantor or any of its Subsidiaries, and (v) result in the creation or imposition of any Lien on any asset of such Guarantor or any of its Subsidiaries;

(e) no consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guarantee by such Guarantor or any other Loan Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guarantee or any other Loan Document to which such Guarantor is a party;

(f) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor or any of its Subsidiaries or any laws, regulations or orders enacted or implemented (whether or not currently effective) by any Governmental Authority (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Guarantee or the other Loan Documents;

(g) until the termination of all Commitments and until such time as no Letter of Credit remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities described in Section 9.03 of the Credit Agreement which are not then due and payable), such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Articles V and VI of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles V and VI of the Credit Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries; and

(h) an executed (or conformed) copy of each of the Loan Documents has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

10. EXPENSES. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each other Guaranteed Creditor in connection with the enforcement of this Guarantee and the protection of the Guaranteed Creditors’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) employed by the Administrative Agent and each other Guaranteed Creditor).

11. JUDGMENT CURRENCY. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under any Loan Documents in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders under any Loan Documents shall, notwithstanding a judgment in a Judgment Currency other than an Agreement Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Guarantors agree to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

12. BENEFIT AND BINDING EFFECT. This Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Creditors and their successors and assigns.

13. AMENDMENTS; WAIVERS. Neither this Guarantee nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the Required Lenders (or, to the extent required by Section 9.02 of the Credit Agreement, with the written consent of each Lender).

14. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Guaranteed Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Guaranteed Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Guaranteed Creditor under this Guarantee, irrespective of whether or not such Guaranteed Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Guaranteed Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 14 are subject to the sharing provisions set forth in Section 2.17 of the Credit Agreement.

15. NOTICE. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy and all such notices and communications shall, when mailed, telecopied, or sent by courier, be effective when deposited in the mails, delivered to the hand or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Guaranteed Creditor, as provided in the Credit Agreement and (ii) in the case of any Guarantor, at its address set forth opposite its signature page below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

16. REINSTATEMENT. If any claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof, the termination of the Credit Agreement or the cancellation of any instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

17. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY.

(a) THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTEED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts located within the County of New York; provided, however, that the Guaranteed Creditors shall be entitled to assert jurisdiction over any Guarantor and its respective property in any court in which jurisdiction may be laid over such Guarantor or its respective property. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or any other Loan Document in any court referred to in clause (a) of this Section 17. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guarantee or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

(d) EACH GUARANTOR AND EACH GUARANTEED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTEE) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. RELEASE OF LIABILITY OF GUARANTOR.

(a) This Guarantee shall, as to each Guarantor, be released (i) if such Guarantor ceases to be a Subsidiary as a result of a transaction permitted by the Credit Agreement or that has been consented to in accordance with Section 9.02 of the Credit Agreement, (ii) if such Guarantor ceases to be a Material Subsidiary in accordance with the requirements of the definition of “Material Subsidiary” set forth in the Credit Agreement (including as a result of a designation pursuant to the second proviso appearing in the first sentence of such definition) or (iii) under the circumstances described in clause (b) below; provided, except in the case of preceding clause (iii), that (x) no such release shall occur if such Guarantor continues to be a guarantor in respect of any Indebtedness of the Borrower or any other Subsidiary in an aggregate principal amount equal to or greater than $50,000,000, unless and until such Subsidiary is (or is being simultaneously) released from its guarantee with respect to such Indebtedness and (y) no such release shall occur if a Default has then occurred and is continuing.

(b) At such time as (i) the Loans and all Obligations of the type described in clause (i) of the definition thereof as set forth in the Credit Agreement shall have been paid in full, (ii) all Designated Swap Obligations then due and payable (or which will be due and payable following notice or expiration of any grace period) shall have been paid in full in cash or made subject to other arrangements satisfactory to such holder (or such holder shall have otherwise consented in writing to the release of the Guarantors from their obligations under this Guarantee), (iii) the Commitments have been terminated and (iv) all Letters of Credit shall be terminated (or cash collateralized or backstopped in a manner satisfactory to each Issuing Bank), the Guarantors shall be released from their obligations under this Guarantee, all without delivery of any instrument or performance of any act by any Person.

(c) Notwithstanding the foregoing, any release of Guarantors effected in the manner permitted by the foregoing provisions of this Section 18 shall not require the consent of any Designated Swap Bank.

19. CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guarantee. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and all Commitments and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 19 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guarantee. As used in this Section 19: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee) on such date. Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guarantee pursuant to Section 18 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 19, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 19, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

20. LIMITATION ON GUARANTEED OBLIGATIONS. Each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guarantee) hereby confirms that it is its intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guarantee) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

21. COUNTERPARTS. This Guarantee may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

22. PAYMENTS. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 2.14, 2.15, 2.16 and 2.17 of the Credit Agreement.

23. ADDITIONAL GUARANTORS. It is understood and agreed that any Subsidiary of the Borrower that elects to execute a counterpart of this Guarantee after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by executing a joinder agreement in form and substance satisfactory to the Administrative Agent and delivering same to the Administrative Agent, in each case with all documents and actions required to be taken to the reasonable satisfaction of the Administrative Agent.

24. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guarantee are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee.

* * *

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

R. J. REYNOLDS TOBACCO HOLDINGS, INC.		R.J. REYNOLDS TOBACCO CO.

By:	/s/ Daniel Fawley	By:	/s/ Daniel Fawley
Name: Daniel A. Fawley		Name: Daniel A. Fawley
Title: SVP and Treasurer		Title: VP and Treasurer

Address for Notices: P.O. Box 2866 401 N. Main St. Winston-Salem, NC 27102 Phone: 336-741-5500 Fax: 336-741-2998		Address for Notices: 401 N. Main St. Winston-Salem, NC 27101 Phone: 336-741-5000 Fax: 336-741-7598

REYNOLDS FINANCE COMPANY		CONWOOD HOLDINGS, INC.

By:	/s/ Caroline M. Price	By:	/s/ Daniel Fawley
Name: Caroline M. Price		Name: Daniel A. Fawley
Title: President		Title: VP and Treasurer

Address for Notices: 1007 N. Orange Street, Suite 1402 Wilmington, DE 19801 Phone: 302-425-3550 Fax: 302-425-3554		Address for Notices: 401 N. Main St. Winston-Salem, NC 27101 Phone: 336-741-2000 Fax: 336-741-2998

R. J. REYNOLDS GLOBAL PRODUCTS, INC.		AMERICAN SNUFF COMPANY, LLC

By:	/s/ Daniel Fawley	By:	/s/ Daniel Fawley
Name: Daniel A. Fawley		Name: Daniel A. Fawley
Title: VP and Treasurer		Title: VP and Treasurer

Address for Notices: P.O. Box 688 401 N. Main St. Winston-Salem, NC 27102 Phone: 336-741-5500 Fax: 336-741-2998		Address for Notices: 813 Ridge Lake Blvd. Memphis, TN 38120 Phone: 901-761-2050 Fax: 901-682-1223

ROSSWIL LLC		R. J. REYNOLDS TOBACCO COMPANY

By:	/s/ Daniel Fawley	By:	/s/ Daniel Fawley
Name: Daniel A. Fawley		Name: Daniel A. Fawley
Title: VP and Treasurer		Title: Treasurer

Address for Notices: 401 N. Main St. Winston-Salem, NC 27101 Phone: 336-741-2000 Fax: 336-741-2998		Address for Notices: P.O. Box 2959 401 N. Main St. Winston-Salem, NC 27102 Phone: 336-741-5000 Fax: 336-741-7598

REYNOLDS INNOVATIONS INC.		RAI SERVICES COMPANY

By:	/s/ Daniel Fawley	By:	/s/ Daniel Fawley
Name: Daniel A. Fawley		Name: Daniel A. Fawley
Title: Treasurer		Title: SVP and Treasurer

Address for Notices: P.O. Box 685 401 N. Main St. Winston-Salem, NC 27102 Phone: 336-741-5700 Fax: 336-741-7598		Address for Notices: P.O. Box 464 401 N. Main St. Winston-Salem, NC 27102 Phone: 336-741-4500 Fax: 336-741-2998

SANTA FE NATURAL TOBACCO COMPANY, INC.

By:	/s/ Daniel Fawley
Name: Daniel A. Fawley
Title: VP and Treasurer

Address for Notices: One Plaza La Prensa Santa Fe, NM 87507 Phone: 505-982-4257 Fax: 505-986-8445

Accepted and Agreed to: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Tony Yung	,
Name:
Title:

1.	GUARANTEE	2
2.	LIABILITY OF GUARANTORS ABSOLUTE	2
3.	OBLIGATIONS OF GUARANTORS INDEPENDENT	3
4.	WAIVERS BY GUARANTORS	3
5.	RIGHTS OF GUARANTEED CREDITORS	4
6.	CONTINUING GUARANTEE	6
7.	SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS	6
8.	GUARANTEE ENFORCEABLE BY ADMINISTRATIVE AGENT	6
9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS	7
10.	EXPENSES	8
11.	JUDGMENT CURRENCY	9
12.	BENEFIT AND BINDING EFFECT	9
13.	AMENDMENTS; WAIVERS	9
14.	SET OFF	9
15.	NOTICE	10
16.	REINSTATEMENT	10
17.	CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY	10
18.	RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION	11
19.	CONTRIBUTION	12
20.	LIMITATION ON GUARANTEED OBLIGATIONS	13
21.	COUNTERPARTS	13
22.	PAYMENTS	13
23.	ADDITIONAL GUARANTORS	14
24.	HEADINGS DESCRIPTIVE	14